William P. Danielczyk, Chairman FractionAir Holdings 30 Burton Hills Blvd., Suite 210 Nashville, TN 37215 December 9, 2005

Mr. Gary D. Sasser
President & CEO
Averitt Aviation, Inc.
1415 Near Street
P.O. Box 3166
Cookeville, TN 36502-3165

Re: Proposal to Purchase Assets

Dear Mr. Sasser:

This letter will confirm recent discussions relative to the proposed acquisition of the substantially all of the assets of Averitt Aviation and Averitt Air (and other affiliates constituting the Averitt Aviation Group as shown on the balance sheet previously provided us) for $17,750,000 million. The objective of our discussions has been the execution and consummation, on or before January 31, 2006, of a formal Asset Purchase Agreement between Teda Travel d/b/a FractionAir Holdings and Averitt Aviation, Averitt Air and Averitt Express. Teda Travel is the parent company of FractionAir, Inc.

We are proposing a cash purchase of $17,750,000 which includes the $250,000 non-refundable deposit. We based the purchase price on the asset value minus customary and normal valuation models. The book value of the Assets and our final purchase price was determined by the attached schedule “Averitt Air/Averitt Aviation Asset Summary along with Averitt Aviation Balance Sheet which totals $15,526,162.18 as of September, 2005. When we will add back in good will, we come to a figure at $17,750,000.

This prospective closing date may be extended due to certain regulatory requirements and/or approvals of the SEC and other State or Federal entities. Those delays notwithstanding, the time to closing may also be extended by mutual agreement. Of course, final due-diligence and on-site review will be necessary to finalize the final purchase agreement.

The Asset Purchase Agreement, among other things, would provide for the various matters set forth in the Letter of Intent provided below.

Sincerely, /s/ William P. Danielczyk William P. Danielczyk

Letter of Intent

This Letter of Intent sets forth the terms upon which Teda Travel, Inc. d/b/a FractionAir Holdings (“Teda Travel”), a Nevada corporation, would be prepared to acquire substantially all of the assets of Averitt Air, Inc., Averitt Aviation, Inc., Averitt Air Charter, Inc. and Averitt Aviation Group, Inc., all Tennessee corporations (the “Companies”), in exchange for $17,750,000 million cash. Such acquisition is referred to herein as the “Transaction.”

The parties hereto acknowledge that this Letter of Intent does not contain all matters upon which an agreement must be reached in order for the Transaction to be consummated. Further, among other conditions specified herein or otherwise agreed to by the parties, the obligations of the parties hereto to consummate the Transaction are subject to the negotiation and execution of definitive agreements including the Asset Purchase Agreement referred to in paragraph 1 below. Accordingly, except as set forth in paragraph 14 below, this Letter of Intent is intended solely as a basis for further discussion leading to the execution of the Asset Purchase Agreement and is not intended to be and does not constitute a legally binding agreement. Notwithstanding the foregoing, the parties acknowledge an obligation to negotiate in good faith the terms and conditions of an Asset Purchase Agreement.

1.
Form of Transaction. Teda Travel will form a new wholly-owned subsidiary, Teda Charter, Inc. (the “Purchaser”), which will acquire substantially all the assets, excluding the assets described on Schedule 1, of the Companies in exchange for $17,750,000 million in cash. At closing of the Transaction (the “Closing”), subject to the satisfaction of all conditions precedent contained in the Asset Purchase Agreement (as defined below), the Purchaser will purchase directly from the Companies the assets, free and clear of any liens, charges, restrictions, encumbrances thereon, other than those relating to specific liabilities, relating to leases and contracts arising after the Closing Date. Without limitation on any other provision of this Letter of Intent, the assets to be transferred include those assets listed on Schedule 2, and such others as may be mutually agreed upon by the parties, plus, to the extent permissible, the transfer of all licenses and certificates, including FAA 135 and all other FAA certificates which may exist. All leases and contracts on Schedule 2 will be assigned to Purchaser which will assume the obligations of the Companies thereunder arising after the closing. The Purchaser may assign some or all of its rights hereunder, prior to the closing to one or more of its affiliates or designees.

2.	Purchase Price. In consideration for substantially all of the assets, Purchaser shall pay the Companies an aggregate purchase price of $17,750,000.

3.
Definitive Agreements. The terms and conditions governing the Transaction are to be contained in an asset purchase agreement (the “Asset Purchase Agreement”) among the Purchaser, the Companies and the Shareholder of the Companies (the “Shareholder”) that shall be subject, in all respects, to the approval of such parties. The parties anticipate that the signing of the definitive documents will occur no later than February 9, 2006, and they shall use their reasonable best efforts to meet this date. Additionally, the Purchaser will use its commercially reasonable efforts to close the transaction by February 9, 2006, subject to such extension of time that may be necessary to comply with applicable regulatory requirements. The Asset Purchase Agreement shall include, among others, the following terms and conditions:

a.
Customary representations and warranties made by parties to an asset purchase transaction. The Purchase Agreement would contain provisions for the indemnification of Purchaser by the Companies and the Shareholder for all claims arising out of the operation of the Assets prior to the Closing.

b.
Customary conditions to be satisfied before the parties are obligated to close the transaction, including without limitation (i) the approval of the Transaction by the boards of directors of the Companies and the Shareholder; (ii) receipt of all approvals, authorizations and clearances needed from any governmental or regulatory authority; (iii) delivery of appropriate legal opinions from counsel to the Companies; (iv) no material adverse changes in the business or financial condition of the Companies after execution of the Asset Purchase Agreement and prior to the Closing; and (v) other customary conditions for transactions of this type.

c.
Customary covenants by the Companies regarding the conduct of their businesses between the execution of this Letter of Intent and the Closing, including without limitation covenants (i) to diligently carry on their businesses in the ordinary course in conformity with all applicable material laws, statutes, ordinances, rules, regulations and orders, except as agreed in writing with Purchaser; (ii) to use their commercially reasonable efforts to preserve the assets, goodwill and organization of their businesses (including not disposing of or encumbering any of its material assets thereof, other than as is consistent with the Companies’ current business practices); and (iii) to refrain from incurring material indebtedness or guarantees, except as agreed in writing with Purchaser.

4.	Employees.

a.     At or prior to the execution of the Asset Purchase Agreement, certain senior management members, as determined by Purchaser, may be asked to enter into consulting or employment agreements. It will be a condition of Purchaser’s obligations under the Asset Purchase Agreement in form and substance acceptable to Purchaser that Mr. Steve Gregory enter into an Employment Agreement under which he will serve as Executive Vice President of Purchaser. The Shareholder and the Companies, as well as Mr. Gary D. Sasser, will be required to enter into Non-Solicitation and Non-Compete Agreements, which will provide that such persons will not carry on in the United States for a period of ten (10) years any business or activity, whether directly or indirectly, as a partner, stockholder, principal, agent, affiliate or consultant, any business or activity that competes with the passenger or fractional ownership business conducted by the Company at the time of Closing, provided that nothing shall prohibit the Companies form engaging in the cargo business. The Asset Purchase Agreement shall also provide that these restrictions shall become null and void if the Purchaser materially breaches its obligations under the Asset Purchase Agreement. A portion of the Purchase Price will be allocated to consideration for such Agreements, except for Employment Agreements.

b.    The Asset Purchase Agreement shall obligate Purchaser to offer employment to all persons who are employed by the Companies. Such offers shall be for positions and at compensation comparable to that enjoyed by such persons prior to Closing. Purchase will establish and maintain a group health plan for such employees providing for first day coverage with no pre-existing condition exclusion effective upon Closing. Coverage under the Purchaser’s plan shall be comparable to the coverage and on the same or better terms as provided to employees prior to Closing and on the same or better terms. Notwithstanding the foregoing, the Companies shall be responsible for all costs of terminating the employment of such persons by the Companies and compliance with all laws applicable thereto, provided Purchaser will assume the Companies’ obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to their employees.

5.
Due Diligence. As soon as practicable after execution of this Letter of Intent, Purchaser, its financing sources, agents and employees shall be permitted to make a full and complete due diligence review of the Companies’ businesses and affairs. The Companies shall cooperate reasonably with such review, including providing access to the Companies’ premises and making available all of the Companies’ documents, contract, books, records, employees and agents necessary for Purchaser’s due diligence review.

6.
Indemnification. Subject to customary baskets and caps, the Companies and the Shareholder shall indemnify Purchaser for any loss, liability or claim, and all costs thereof, incurred in respect of (a) any breach of representations, warranties or covenants under the Asset Purchase Agreement; (b) any failure to perform any obligations under the Asset Purchase Agreement; (c) any claims brought by employees or consultants of the Companies who were or are terminated prior to or upon, or as a result of Closing; and (d) violations of the Non-Compete Agreements.

7.
Deposit. On execution of this Letter of Intent, Purchaser shall deliver to the Companies a non-refundable deposit in the aggregate amount of $250,000 (the “Initial Deposit”) to be held in Escrow by SunTrust Bank until Closing. In the event that the Closing does not occur within sixty (60) days of the date hereof, Purchaser may elect to (i) deliver to the Companies an additional non-refundable deposit in the aggregate amount of $100,000 (the “Additional Deposit”) to be held in Escrow by SunTrust Bank until Closing or (ii) terminate negotiations with the Companies. The Additional Deposit will not be required if the sole reason for which the Closing has not taken place within sixty (60) days of the date hereof is failure to receive approval for the transaction from the FAA. In the event that the Closing occurs, the amount due from Purchaser to the Companies will be decreased by the amount of the Initial Deposit and the Additional Deposit (if any). In the event that the Closing does not occur, the Companies shall be entitled to retain the Initial Deposit and the Additional Deposit (if any), unless Closing does not occur for reasons other than due to a breach of this Letter of Intent by the Companies, in which case the Initial Deposit and the Additional Deposit (if any) will be returned to the Purchaser.

8.	No Shop Provision.

a.
In consideration of the mutual covenants set forth herein and the willingness of Purchaser to pursue the proposed Transaction, the Companies and the Shareholder agree that, through the earlier of (i) ninety (90) days from the acceptance of this Letter of Intent and (ii) the date on which Purchaser notifies the Companies, in writing, of its intention not to continue to pursue the proposed Transaction (the “No Shopping Period”) neither the Companies nor any director, officer, employee, stockholder or agent of the Companies will, directly or indirectly, solicit, initiate, entertain or encourage any proposals or offers from any third party relating to any sale, merger or consolidation of the Companies, the dissolution of the Companies or the acquisition of a material portion of the Companies’ assets, or participate in any discussions regarding, or furnish to any person any information with respect to any such transaction.

b.
In addition, the Companies and the Shareholder agree that, during the No-Shop Period, it will not sell or transfer, or agree to sell or transfer, or engage in discussions with any third party regarding selling or transferring any of stock or other equity or assets or debt instruments in the Companies, other than sales and transfers conducted in the ordinary course of business.

c.
The Companies and the Shareholder will promptly inform Purchaser in writing of any third party inquiries or proposals received by the Companies or the Shareholder, or such party during the No Shop Period, including the name of any such third party and the terms of any such inquiry or proposal.

d.
The covenants in this paragraph 8 will apply to any and all discussions in which the Companies or the Shareholder are currently involved with third parties. The covenants in this paragraph 8 will expire in the event that the parties have not executed the Asset Purchase Agreement on or before ninety (90) days from the acceptance of this Letter of Intent.

9.
Disclosure. Except as and to the extent required by law, the Companies, the Shareholder and the Purchaser agree not to disclose to any third party (excluding financing sources and advisors), without the prior consent of the other parties, the existence of this Letter of Intent, the identity of the other parties or the transactions contemplated by this Letter of Intent; provided, that Purchaser and Companies may disclose the terms of this Letter of Intent to its financing sources, and to its legal and accounting advisors.

10.
Expenses. The Companies and the Purchaser will each be responsible for and bear all of their own costs and expenses (including any brokers’ or finders’ fees and the expenses of their representatives) incurred at any time in connection with pursuing the Transaction contemplated by this Letter of Intent.

11.
Termination of Letter of Intent. In the event the parties fail to enter into the Asset Purchase Agreement on or before ninety (90) days from the acceptance of this Letter of Intent, this Letter of Intent may be terminated by either party upon written notice to the other party. Upon receipt of such notice, this Letter of Intent shall be of no further force or effect, except for paragraphs 7, 8, 9, 10 and 12, which shall survive any termination of this Letter of Intent in accordance with their terms.

12.	Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the conflicts of laws provisions thereof.

13.	Counterparts. This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.
Binding Effect. Except for the provisions of paragraphs 7-14, inclusive, each of which shall be deemed to be an agreement and binding upon the parties, it is understood that this Letter of Intent does not constitute nor give rise to any legally binding commitment other than to negotiate in good faith the Asset Purchase Agreement.

Please indicate your acceptance and approval of the foregoing statement of our mutual intentions, which intentions are subject in all respects to the execution and delivery of the Asset Purchase Agreement (except for the provisions of paragraphs 7-14, inclusive), which shall be binding on both parties.

Sincerely, /s/ William P. Danielczyk William P. Danielczyk

Agreed and Approved
as of the ___ day of December, 2005

/s/ Gary D. Sasser
By: Gary D. Sasser  Date
Title: President & CEO
Averitt Aviation, Inc.

/s/ Gary D. Sasser
By: Gary D. Sasser  Date
Title: President & CEO
Averitt Air, Inc.

/s/ Gary D. Sasser
By: Gary D. Sasser  Date
Title: President & CEO
Averitt Express

Schedule 1

Excluded Assets:
Promissory notes, information system and the right to use the names “Averitt Air, Inc.”, “Averitt Aviation, Inc.” and all variations thereof for sales and marketing purposes. Pursuant to a limited license agreement to be agreed upon, the name Averitt Air and derivations thereof may be used, as is customary and reasonable, as well as for customary and reasonable regulatory or operational issues, if it states “formerly”.

Cash

Accounts Receivable